Exhibit 99.1

John P. Cavoores Named to Guidewire Software Board of Directors
FOSTER CITY, Calif., December 7, 2012 – Guidewire Software, Inc. (NYSE: GWRE) a provider of flexible core system software to Property/Casualty (general) insurers, today announced that John P. Cavoores has been elected as a Director to Guidewire Software's Board.
“We are pleased to welcome John Cavoores to our Board of Directors,” said Marcus Ryu, chief executive officer, Guidewire Software. “He brings decades of experience as an executive, CEO, and Board member of leading P&C insurers. I believe his counsel will deepen our understanding and service to the P&C industry, to the lasting benefit of our customers.”
A former Co-CEO of Aspen Insurance with executive oversight for the Company's U.S. insurance platform as well as for a number of UK-based divisions, John Cavoores brings extensive insurance industry expertise to Guidewire's board. Past positions include that of President and Chief Executive Officer of OneBeacon Insurance Company, a subsidiary of the White Mountains Insurance Group, President and Chief Operating Officer of National Union Insurance Company, a subsidiary of AIG, Inc., and 19 years at Chubb Insurance Group, where he served as Chief Underwriting Officer and Executive Vice President of Chubb and Son as well as Managing Director of overseas operations, based in London. John also serves as senior insurance advisor to a number of private equity firms and is based in New York.
About Guidewire Software
Guidewire Software is a provider of core system software to the global Property/Casualty (general) insurance industry. Designed to be flexible and scalable, Guidewire solutions give insurers the capability to deliver excellent service, increase market share and lower operating costs. Guidewire InsuranceSuite™, consisting of Guidewire PolicyCenter®, Guidewire ClaimCenter® and Guidewire BillingCenter® spans the key functional areas in insurance - underwriting and policy administration, claims management, and billing. Guidewire is headquartered in Foster City, California, with offices in Beijing, Dublin, Hong Kong, London, Munich, Paris, Sydney, Tokyo, Toronto and Warsaw. For more information, please visit www.guidewire.com.

Contact:

Diana Stott
Public Relations Manager
Guidewire Software, Inc.
+1 650 356 4941
dstott@guidewire.com

###
NOTE: Guidewire, Guidewire Software, Guidewire ClaimCenter, Guidewire PolicyCenter, Guidewire BillingCenter, Guidewire InsuranceSuite, Guidewire Live, Guidewire PartnerConnect, Deliver Insurance Your Way, and the Guidewire logo are trademarks or registered trademarks of Guidewire Software, Inc.